                                                                     EXHIBIT 11



                            KRAUSE'S FURNITURE, INC.
                   COMPUTATION OF NET INCOME (LOSS) PER SHARE
                     (In thousands, except per share data)





                                                        Fiscal Years Ended                       Months Ended
                                             -----------------------------------------     --------------------------
                                             February 2,    January 28,    December 31,    January 29,    January 30,
                                                1997            1996           1994           1995            1994
                                             -----------    -----------    ------------    -----------    -----------
Income (loss) before extraordinary items     $ (13,389)     $  (8,715)       $   5,831     $  (3,221)       $  (2,185)
Extraordinary items                                  -              -             (436)            -                -
                                             ---------      ---------        ---------     ---------        ---------
Net income (loss)                            $ (13,389)     $  (8,715)       $   5,395     $  (3,221)       $  (2,185)
                                             =========      =========        =========     =========        =========
Weighted average number of
    shares outstanding:
    Common stock                                10,445          3,950            3,523         3,685            3,490
    Common stock equivalents (A):
        Convertible preferred stock                  -              -            1,778             -                -
        Stock options (B)                            -              -               80             -                -
        Warrants (B)                                 -              -               13             -                -
                                             ---------      ---------        ---------     ---------        ---------
            Total                               10,445          3,950            5,394         3,685            3,490
                                             =========      =========        =========     =========        =========
Income (loss) per share:
Income (loss) before extraordinary items     $   (1.28)     $   (2.21)       $    1.08     $       -        $   (0.63)
Extraordinary items                                  -              -            (0.08)            -                -
                                             ---------      ---------        ---------     ---------        ---------
Net income (loss) per share                  $   (1.28)     $   (2.21)       $    1.00     $   (0.87)       $   (0.63)
                                             =========      =========        =========     =========        =========


(A) Common stock equivalents are excluded from the calculation in loss years since they are anti-dilutive.

(B) Computations of dilutive stock options and warrants is based on the treasury stock method using the average market price.

(C) All share and per share amounts have been restated to reflect a one-for-three reverse stock split effected August 1, 1995.





                                       34